Exhibit 99.1

A123 Systems, Inc. Announces Underwriters’ Exercise of Options to Buy Additional Common Stock and Convertible Subordinated Notes; Total Net Proceeds Increased to $253.9 Million

WALTHAM, MA — April 8, 2011 — A123 Systems, Inc. (Nasdaq: AONE) (“A123”), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced that the underwriters of its previously announced common stock and convertible subordinated notes offerings have exercised options to purchase 2,184,067 additional shares of common stock and $18,750,000 additional principal amount of convertible subordinated notes in respect of those offerings. As previously announced, A123 issued and sold 18,000,000 shares of common stock and $125,000,000 principal amount of convertible subordinated notes on April 6, 2011.  After the closing of the option exercises, A123 will have issued a total of 20,184,067 shares of common stock and $143,750,000 aggregate principal amount of convertible subordinated notes.  A123 expects to receive approximately $253.9 million of aggregate net proceeds, after underwriting discounts and estimated offering expenses, from the sale of common stock and convertible subordinated notes in the original offerings together with the option exercises.

A123 expects the closings of the option exercises, which are subject to customary conditions, to occur on April 12, 2011.  A123 intends to use the net proceeds from the offerings for general corporate purposes.  Pending these uses, A123 intends to invest the net proceeds from the common stock and convertible notes offerings in interest-bearing investment-grade securities.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as joint book-running managers, Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are acting as lead managers, and Lazard Capital Markets LLC and Pacific Crest Securities LLC are acting as co-managers for the offerings.  The common stock and convertible subordinated notes referred to above are being offered under A123’s existing effective shelf registration statement.  For each offering, a prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the U.S. Securities and Exchange Commission. Copies of both prospectus supplements and the accompanying prospectus relating to these securities may be obtained by contacting Deutsche Bank Securities, Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: +1(800) 503-4611 or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: +1(866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123’s proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In particular, the closing of the offerings described above is subject to customary conditions, not all of which are within A123’s control.

These forward-looking statements are made as of the date they were first issued and were based on current expectations and estimates, as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123’s control.

A123’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of important factors, including but not limited to, the timing and terms of A123’s U.S. government funding, delays in customer and market demand for and adoption of A123’s products in the transportation, electric grid and other target markets, A123’s ability to expand its U.S. manufacturing capacity to address anticipated market demand, delays in the development of A123’s new products, A123’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 operates, failure to negotiate acceptable contract terms with new customers or early termination of A123’s agreements with key customers, and other risks detailed in A123’s other publicly available filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release represent A123’s views as of the date of this press release. A123 anticipates that subsequent events and developments will cause its views to change. A123 undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123’s views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR

Garo Toomajanian

617-972-3450

ir@a123systems.com

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